NEWS RELEASE

Contact:	Nicholas Conrad, The Andersons	Tom Carew, Lansing Trade Group
	Phone: 419-891-6415	Phone: 913-748-3061
	E-mail: nick_conrad@andersonsinc.com	E-mail: tcarew@lansingtradegroup.com

The Andersons and Lansing Trade Group Finalize Acquisition of Canadian Entity

MAUMEE, OHIO, and OVERLAND PARK, KANSAS, July 31, 2013 - The Andersons, Inc. (Nasdaq: ANDE) and Lansing Trade Group, LLC announce today they have finalized the acquisition of Thompsons Limited, a grain and food-grade bean handler and agronomy input provider, headquartered in Blenheim, Ontario, and operating through 12 locations across Ontario and Minnesota.

The business, which Lansing Trade Group and The Andersons will equally own, will continue to operate as Thompsons Limited. Lansing Trade Group's existing merchandising operations in Chatham, Ontario will be consolidated into Thompsons Limited.

“Combining the strengths of Lansing Trade Group, Thompsons Limited and The Andersons will provide greater value to customers in Ontario, Minnesota and North Dakota and provide even stronger support for the local communities in which Thompsons has operations while driving commensurate returns to shareholders,” says CEO Mike Anderson. “The stellar reputation of Thompsons and its employees combined with the breadth of products and services the company provides to its grain, food-grade bean and agronomy customers will nicely complement our U.S.-based grain and nutrient businesses as well. We expect the transaction to be accretive to The Andersons in the full year 2014.”

Bill Krueger, CEO of Lansing Trade Group, says, “We remain optimistic about the merits of combining our Chatham team with Thompsons. This will allow us to serve both the origin and destination customers in a more efficient manner as we move forward. Additionally, we are very pleased with the level of professionalism and enthusiasm exhibited by Thompsons employees during the closing process.”

Established in 1924, Thompsons is an integrated supplier of value-added agricultural products and services to growers in Ontario, Minnesota and North Dakota and to food processing customers worldwide. Thompsons owns and operates 12 elevators, 11 retail farm centers, 2 seed processing plants, 5 bean processing plants and a wheat processing plant. Thompsons has a combined owned and leased grain storage capacity of 20 million bushels and 30,000 metric tons of nutrient capacity.

During the transaction, BMO Financial Group acted as financial advisor. Senior long and short-term financing was provided by a syndicate of banks led by Scotiabank.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing. For more information, visit The Andersons online at www.andersonsinc.com.

About Lansing Trade Group
Founded in 1920 and headquartered in Overland Park, Kansas, the company has offices throughout North America as well as offices in Geneva, Switzerland and Sao Paulo, Brazil. For more information, visit Lansing Trade Group online at www.lansingtradegroup.com.

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